                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               MERCK & CO., INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO] MERCK
       Merck & Co, Inc.

                    Notice of Annual Meeting of Stockholders

                                 April 27, 1999

                                    ----------------

      To the Stockholders:

        The Annual Meeting of Stockholders of Merck & Co., Inc. will be held on Tuesday, April 27, 1999, at 2:00 p.m., at the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, for the following purposes:

             . To elect one director for a term ending in 2001 and five directors for terms ending in 2002;

             . To consider and act upon a proposal to ratify the appointment of independent public accountants for 1999;

             . To consider and act upon a stockholder proposal concerning annual election of directors;

             . To consider and act upon a stockholder proposal concerning bonuses for executive officers;

             . To consider and act upon a stockholder proposal concerning nomination of a wage-roll employee to the Board of Directors; and

             . To transact such other business as may properly come before the meeting and all adjournments thereof.

        Only stockholders of record at the close of business on March 5, 1999, the record date and time fixed by the Board of Directors, are entitled to notice of, and to vote at, said meeting. It is always important for you, as a stockholder, to exercise your right to vote.

        In order that your stock may be represented at the meeting if you are not personally present, you are urged to vote your shares by (1) a toll-free telephone call, (2) the Internet, or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying addressed envelope. If you are voting by telephone or the Internet, follow the instructions on the attachment to the proxy card.

        Admission to the meeting will be by ticket only. The ticket attached to the proxy card will admit you and one guest to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100. Evidence of your ownership, which you can obtain from your bank, broker, etc., must accompany your letter.

                       By order of the Board of Directors,

                                          Celia A. Colbert
                                          Vice President, Secretary and
                                          Assistant General Counsel

      March 18, 1999

                               Merck & Co., Inc.
                                 P. O. Box 100
                   Whitehouse Station, New Jersey 08889-0100
                                (908) 423-1000

                                                                 March 18, 1999

                                Proxy Statement

                               ----------------

  This proxy statement is furnished to stockholders of Merck & Co., Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company which will be held at the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, on Tuesday, April 27, 1999, and all adjournments thereof. The Company's Annual Report for 1998, including financial statements, and proxy statement and proxy/voting instruction card ("proxy card" or "proxy") are being mailed to stockholders beginning March 18, 1999.

  If a stockholder is a participant in the Merck Stock Investment Plan, the proxy card covers the shares in the account for that plan, as well as shares registered in the participant's name.

  However, the proxy card will not serve as a voting instruction card for the shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard Farms, Inc. Employee Savings Plan, Medco 401(k) Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan and Merial 401(k) Savings Plan ("Merial Plan"). Instead, these participants will receive from the plan trustees separate voting instruction cards covering these shares. If voting instruction cards for the Merial Plan are not signed and returned, the plan trustee will vote the shares in the same proportion as it voted the shares for which voting instructions were received. Voting instruction cards for all other plans must be signed and returned or those shares will not be voted.

  Any proxy cards returned without specification will be voted as to each proposal in accordance with the recommendations of the Board of Directors.

  Stockholders of record can also vote their shares by telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that these instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on their voting processes; therefore, it is recommended that you follow the voting instructions on the form you receive. The Company has been advised by legal counsel that the procedures which have been put in place are consistent with the requirements of applicable law.

The Proxy

  Any person giving a proxy has the power to revoke it at any time before it is voted by submitting a later dated proxy (including a proxy by telephone or the Internet) or by giving timely written notice to Celia A. Colbert, Vice President, Secretary and Assistant General Counsel of the Company.

  The Company will bear the costs of solicitation of proxies. Following the mailing of proxy soliciting material, proxies may also be solicited by directors, officers and regular employees of the Company in person, by telephone or by electronic means. The Company will also reimburse persons holding stock for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The Company will use the services of Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to aid in the solicitation of proxies at an anticipated fee of $20,000 plus reasonable expenses.

Beneficial Ownership of Securities and Voting Rights

  On December 31, 1998, no individual, corporation or other entity was known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock.

  There were outstanding and entitled to vote as of the record date, March 5, 1999, 2,363,084,859 shares of Common Stock of the Company. The holders of a majority in interest of all the stock of the Company entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business.

  The holders of Common Stock are entitled to one vote per share but, in connection with the cumulative voting feature applicable to the election of directors, each stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the record date, multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more nominees. For example, when six directors are to be elected, a holder of 100 shares may cast 600 votes for a single nominee, apportion 200 votes to each of three nominees, or apportion 600 votes in any other manner by so noting in the space provided on the accompanying proxy card. The cumulative voting feature applicable to the election of directors is only available by voting the proxy card; it is not available by telephone or the Internet.

  A stockholder may withhold votes from any or all nominees. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for and, if necessary, exercise cumulative voting rights to secure the election of the nominees listed below as directors of the Company.

  In the event that any of the nominees becomes unavailable for election, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

  The persons named in the accompanying proxy will vote such proxy in accordance with the specification made with respect to each of the other proposals or, if no specification is made, for the proposal to ratify the appointment of independent public accountants and against the stockholder proposals. A majority of the votes cast by holders of Common Stock is required for approval of these proposals. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                           1. ELECTION OF DIRECTORS

  Six directors are to be elected at the meeting. One director is to be elected for a two-year term expiring in 2001 and five directors are to be elected for three-year terms expiring in 2002. The Board's nominees are Ms. Carleton S. Fiorina, a new candidate, for a two-year term and Mr. H. Brewster Atwater, Jr., Mr. Raymond V. Gilmartin, Dr. Edward M. Scolnick, Dr. Samuel O. Thier and Mr. Dennis Weatherstone, current directors of the Company, for three-year terms. After the election of six directors at the meeting, the Company will have fourteen directors, including the eight continuing directors whose present terms extend beyond the meeting. Information on the nominees and continuing directors follows.

  Name, Age            Business Experience and Other Directorships or
   and Year                       Significant Affiliations
First Elected                    ---------------------------
   Director
-------------

Nominees

For a term expiring in 2001

  [PHOTO]       Group President, Global Services Provider Business, Lucent
                Technologies Inc. (communications systems and technology)
 Carleton S.    since October 1997; President, Lucent Technologies Consumer
   Fiorina      Products (October 1996 to October 1997); Executive Vice
   Age--44      President, Corporate Operations, Lucent Technologies Inc.
                (January 1996 to October 1996); President, North America
                Region of the Network Systems Group, AT&T (January 1995 to
                January 1996); President, Atlantic and Canada Region of the
                Network Systems Group, AT&T (July 1994 to January 1995);
                senior positions with AT&T prior to July 1994

                Director, Kellogg Company


For terms expiring in 2002

  [PHOTO]       Retired (1996); Chairman of the Board and Chief Executive
                Officer, General Mills, Inc. (consumer foods and restaurants)
 H. Brewster    for more than five years
Atwater, Jr.
   Age--67      Director, Darden Restaurants, Inc., IDS Mutual Fund Group,
    1988        Mayo Foundation, Public Radio International and Walker Art
                Center; Member, The Business Council


  [PHOTO]       Chairman of the Board (since November 1994), President and
                Chief Executive Officer (since June 1994) of the Company;
 Raymond V.     Chairman, President and Chief Executive Officer (1992 to
  Gilmartin     1994), Becton Dickinson and Company (medical supplies and
   Age--58      devices and diagnostic systems)
    1994
                Director, General Mills, Inc. and Public Service Enterprise
                Group; Chairman, Pharmaceutical Research and Manufacturers of
                America; Member, The Business Council and The Business
                Roundtable


  [PHOTO]       Executive Vice President, Science and Technology and
                President, Merck Research Laboratories for more than five
  Edward M.     years
  Scolnick,
    M.D.        Member, National Academy of Sciences and its Institute of
   Age--58      Medicine
    1997

  Name, Age            Business Experience and Other Directorships or
   and Year                       Significant Affiliations
First Elected                   ---------------------------
   Director
-------------

  [PHOTO]       President (since April 1997) and Chief Executive Officer
                (since July 1996), Partners HealthCare System, Inc.;
  Samuel O.     President, Massachusetts General Hospital (May 1994 to April
 Thier, M.D.    1997); President, Brandeis University (October 1991 to May
   Age--61      1994)
    1994
                Director, Fleet Financial Group; Member, Institute of Medicine of the National Academy of Sciences; Fellow, American Academy of Arts and Sciences; Trustee, Brandeis University, Boston
                Museum of Science, Cornell University, The Commonwealth Fund and WGBH Public Television; Master, American College of
                Physicians


  [PHOTO]       Retired (1995); Chairman of the Board, J.P. Morgan & Co.
                Incorporated and Morgan Guaranty Trust Company of New York
   Dennis       (banking and other financial services) for more than five
Weatherstone    years
   Age--68
    1988        Director, General Motors Corporation, L'Air Liquide and
                Institute for International Economics; Independent Member of the Board of Banking Supervision of the Financial Services
                Authority, London; President, Royal College of Surgeons
                Foundation; Trustee, The Alfred P. Sloan Foundation; Member,
                The Business Council


Directors Whose Terms Expire in 2000

  [PHOTO]       Chairman of the Board and Chief Executive Officer,
                AlliedSignal, Inc. (aerospace, automotive products and
 Lawrence A.    engineered materials technology) for more than five years
   Bossidy
   Age--64      Director, Champion International Corporation and J.P. Morgan &
    1992        Co. Incorporated; Member, The Business Council and The
                Business Roundtable


  [PHOTO]       Presidential Distinguished Professor, Emory University since
                September 1998; President, Spelman College from 1987 to June
Johnnetta B.    1997
 Cole, Ph.D.
   Age--62      Director, Coca-Cola Enterprises, The Home Depot, Inc. and
    1994        Management and Training Corporation; Trustee, Rockefeller
                Foundation and Gallaudet University; Member, Council on
                Foreign Relations and National Council of Negro Women; Fellow,
                American Anthropological Association

 Name, Age and
   Year First          Business Experience and Other Directorships
Elected Director               or Significant Affiliations
--------------                  ---------------------------

                Retired (1991); Chairman of the Board and Chief Executive
                Officer, NCR Corporation (business information processing
   [PHOTO]      systems) from January 1988 to September 1991

 Charles E.     Trustee, The Andrew W. Mellon Foundation; Member, The Business
 Exley, Jr.     Council and Board of Overseers, Columbia University Graduate
   Age--69      School of Business
    1988

                Chief Executive Officer, University of Pennsylvania Health
                System and Executive Vice President, Dean of the School of
   [PHOTO]      Medicine and Robert G. Dunlop Professor of Medicine,
                Biochemistry and Biophysics, University of Pennsylvania, for
 William N.     more than five years
Kelley, M.D.
   Age--59      Director, Beckman Coulter, Inc., Greater Philadelphia First
    1992        and Philadelphia Orchestra Association; Trustee, Emory
                University; Fellow, American Academy of Arts and Sciences;
                Member, American Philosophical Society, Institute of Medicine of the National Academy of Sciences, Board of Managers of Wistar Institute; Chairman, Board of Governors of Leonard
                Davis Institute of Health Economics; Master, American College of Physicians


Directors Whose Terms Expire in 2001

                Retired (1997); Chairman of the Board, The RTZ Corporation PLC
                (international mining company) for more than five years
   [PHOTO]
                Director, Unilever PLC, Carlton Communications PLC and The
  Sir Derek     Merchants Trust PLC
   Birkin
   Age--69
    1992

                President, The Andrew W. Mellon Foundation (philanthropic
                foundation) for more than five years
   [PHOTO]
                Director, American Express Company; Member, Board of
 William G.     Overseers, Teachers Insurance and Annuity Association of
Bowen, Ph.D.    America--College Retirement Equities Fund; Trustee, Denison
   Age--65      University
    1986

  Name, Age            Business Experience and Other Directorships or
   and Year                       Significant Affiliations
First Elected                   ---------------------------
  Director
-------------

  [PHOTO]       International Health Care Consultant for more than five years

 Carolyne K.    Director, Beckman Coulter, Inc., The Prudential Insurance
Davis, Ph.D.    Company of America, Inc., Minimed Inc. and Beverly
   Age--67      Enterprises, Inc.; Trustee, University of Pennsylvania Health
    1989        System; Member, Institute of Medicine of the National Academy
                of Sciences


  [PHOTO]       Professor of Psychiatry, Meharry Medical College for more than five years
  Lloyd C.
 Elam, M.D.     Director, Premark International Inc. and Tupperware, Inc.;
   Age--70      Trustee, Fisk University and The Alfred P. Sloan Foundation
    1973


Board Committees

  There are five standing committees of the Board of Directors: the Committee on Directors, the Finance Committee, the Executive Committee, the Audit Committee and the Compensation and Benefits Committee. Members of the individual committees are named below:

   Committee on                                                                Compensation and
     Directors          Finance           Executive            Audit               Benefits
   ------------         -------           ---------            -----           ----------------
  D. Birkin        H. B. Atwater, Jr. H. B. Atwater, Jr. D. Birkin           H. B. Atwater, Jr.(*)
  L. A. Bossidy    L. A. Bossidy      W. G. Bowen        C. K. Davis         L. A. Bossidy
  W. G. Bowen(*)   J. B. Cole         C. K. Davis        C. E. Exley, Jr.(*) W. G. Bowen
  W. N. Kelley     C. E. Exley, Jr.   L. C. Elam         W. N. Kelley        J. B. Cole
  D. Weatherstone  D. Weatherstone(*) R. V. Gilmartin(*) S. O. Thier         L. C. Elam
                                      S. O. Thier

--------
(*) Chairman

  The Committee on Directors, consisting entirely of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, evaluates Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors, and evaluates prospective nominees identified by the Committee on its own initiative or referred to it by other Board members, management, stockholders or external sources. Names of prospective candidates may be submitted to the Secretary of the Company for referral to the Committee. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with procedures set forth in the Company's By-Laws.

  The Finance Committee, consisting entirely of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary.

  The Executive Committee acts for the Board of Directors when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board.

  The Audit Committee, consisting entirely of independent directors, oversees the Company's financial reporting process and internal controls. The Committee consults with management, the internal auditors and the Company's independent auditors during the year on matters related to the annual audit, internal controls, the published financial statements and the accounting principles and auditing procedures being applied. It meets with the auditors after year-end to discuss the results of their examination. The Committee reviews management's evaluation of the auditors' independence, approves audit fees and non-audit services to ensure no compromise of auditor independence and submits to the Board of Directors its recommendations for the appointment of an audit firm for the upcoming year. It reviews the insurance program of the Company periodically and makes recommendations to the Board of Directors on insurance policy, and is also charged with monitoring compliance with the Foreign Corrupt Practices Act and the Company's policies on ethical business practices and reporting on the same to the Board of Directors annually.

  The Compensation and Benefits Committee, consisting entirely of independent directors, administers the Company's Executive Incentive Plan, Base Salary Deferral Plan, Deferral Program and stock option and incentive program and also appoints and monitors the Management Pension Investment Committee. The Committee consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It makes recommendations to the Board of Directors on organization, succession and compensation generally, individual salary rates, supplemental compensation and special awards, the election of officers, consultantships and similar matters where Board approval is required.

Board and Board Committee Meetings

  In 1998, there were nine meetings held by the Board of Directors. Board committees met as follows during 1998: the Committee on Directors, six times; the Compensation and Benefits Committee, five times; the Audit Committee, three times; the Finance Committee, twice. No meetings of the Executive Committee were held in 1998. The average combined attendance for all Board and Committee meetings was 97%. All directors attended at least 75% of the meetings of the Board and of the Committees on which they served.

Compensation of Directors

  Each director who is not an employee of the Company is compensated for services as a director by an annual retainer of $38,000 and a meeting fee of $1,200 for each Board and Committee meeting attended. In addition, Chairmen of the Committee on Directors, the Finance Committee, the Audit Committee and the Compensation and Benefits Committee are compensated for such services by an annual retainer of $3,000. Those directors who are employees of the Company do not receive any compensation for their services as directors. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Under the Merck & Co., Inc. Plan for Deferred Payment of Directors' Compensation ("Plan for Deferred Payment of Directors' Compensation"), each director may elect to defer all or a portion of such compensation. Any amount so deferred is, at the director's election, valued as if invested in any of 18 investment measures, including the Company's Common Stock, and is payable in cash in installments or as a lump-sum on or after termination of services as a director.

  In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the "Directors' Retirement Plan") (which excludes current or former employees of the Company) was discontinued for directors who join the Board after December 31, 1995. Participant directors who elected to remain in the Directors' Retirement Plan and who have served on the Board for five years will receive, upon normal retirement (generally age 70), an annual retirement benefit of 50% of their last annual retainer. Each additional year of service up to ten years increases the benefit by 10%, to a maximum of 100% of the retainer. The applicable benefit is payable for the lifetime of the retired director. Eligible directors who elected not to accrue additional retirement credits under the Directors' Retirement Plan will receive at retirement a pension benefit based on the amount of credits as of March 31, 1997. Such directors, and directors who join the Board after December 1995, will be credited with an additional $15,000 of compensation annually to be deferred in accordance with the terms of the Plan for Deferred Payment of Directors' Compensation.

  Under the Non-Employee Directors Stock Option Plan adopted by stockholders in 1996 (the "1996 Non-Employee Directors Stock Option Plan"), directors (excluding those who are current or former employees of the Company) each receive options to purchase 1,000 shares of Common Stock every year on the first Friday following the Company's Annual Meeting of Stockholders. In view of the 2-for-1 split of the Company's common stock on February 16, 1999, it is expected that the 1996 Non-Employee Directors Stock Option Plan will be amended to increase the number of options granted to directors annually. The options become exercisable five years from date of grant and expire ten years from date of grant. The exercise price of the options is the closing price of the Company's Common Stock on the date of grant as quoted on the composite tape of the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 1996 Non-Employee Directors Stock Option Plan and the prior Non-Employee Directors Stock Option Plan allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Security Ownership of Directors and Executive Officers

  Beneficial ownership of Common Stock of the Company as of February 17, 1999 by each director and nominee for director of the Company, each executive officer of the Company named in the Summary Compensation Table and by all directors, nominees and executive officers as a group is set forth below. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

                                         Company Common Stock
                             --------------------------------------------------
                                                  Right to Acquire      Percent
                              Shares          Ownership Under Options     of
 Name of Beneficial Owner    Owned(a)        Exercisable Within 60 Days  Class
 ------------------------    ---------       -------------------------- -------
Raymond V. Gilmartin.......    240,863(b)(c)               --               *
H. Brewster Atwater, Jr. ..     33,766                   8,000              *
Derek Birkin...............      1,133                   2,000              *
Lawrence A. Bossidy........     32,466                   2,000              *
William G. Bowen...........     25,419(b)                2,000              *
Johnnetta B. Cole..........      4,465                     --               *
Carolyne K. Davis..........      7,120                     --               *
Lloyd C. Elam..............     47,590(c)                6,000              *
Charles E. Exley, Jr. .....     30,824                   8,000              *
Carleton S. Fiorina........        180                     --               *
William N. Kelley..........     15,135                   2,000              *
Edward M. Scolnick.........    250,058(b)              181,200              *
Samuel O. Thier............         20(d)                  --               *
Dennis Weatherstone........     30,598                   8,000              *
Judy C. Lewent.............    162,512                 437,650              *
Per G.H. Lofberg...........    172,606                 409,506              *
Per Wold-Olsen.............     81,765                 195,000              *

All Directors, Nominees and
 Executive Officers as a
 Group.....................  1,377,547(b)            2,505,656(b)           *

(a) Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan or shares of Common Stock held by the Trustee of the Medco 401(k) Savings Plan for the accounts of individuals as follows: Mr. Gilmartin--3,523 shares, Dr. Scolnick--3,478 shares, Ms. Lewent--5,014 shares, Mr. Lofberg--5,219 shares, Mr. Wold-Olsen--5,469 shares and all directors and executive officers as a group--59,694 shares. Also includes shares of phantom Common Stock held in the Plan for Deferred Payment of Directors' Compensation or in the Merck & Co., Inc. Deferral Program as follows: Mr. Gilmartin-- 45,233 shares, Mr. Atwater--30,766 shares, Mr. Bossidy--2,466 shares,
    Dr. Bowen--1,819 shares, Dr. Cole--4,005 shares, Dr. Davis--1,194 shares, Dr. Elam--32,090 shares, Mr. Exley--27,824 shares, Dr. Kelley--12,935 shares, Mr. Weatherstone--598 shares, Ms. Lewent-- 7,808 shares, Mr. Lofberg--9,351 shares and all directors and executive officers as a group--211,736 shares.

(b) Excludes shares of Common Stock held by family members and in which beneficial ownership is disclaimed by the individuals as follows: Mr. Gilmartin--22,600 shares, Dr. Scolnick--28,000 shares and all directors and executive officers as a group--109,821 shares. Excludes 1,800 shares held by a trust of which Dr. Bowen is a trustee and in which he disclaims beneficial ownership. Excludes 23,335 shares beneficially held by a family limited partnership in a trust for the benefit of Mr. Gilmartin's family; Mr. Gilmartin disclaims beneficial ownership in the trust of which his spouse is a trustee. Also excludes rights to acquire ownership under options that have been transferred to a family member of an executive officer and in which beneficial ownership is disclaimed by the executive officer.

(c) Includes 132,235 shares of Common Stock held by Mr. Gilmartin in a family limited partnership in which he shares voting and investment power. Also includes 1,320 shares of Common Stock held by Dr. Elam in a trust in which he and his spouse are trustees and beneficiaries.

(d) Prior to the end of 1998, under the policy of his employer, Dr. Thier was allowed to hold only a de minimis amount of stock in any vendor corporation.

(*) Less than one percent of the Company's outstanding shares of Common Stock.

                      Compensation and Benefits Committee
                       Report on Executive Compensation

  The Compensation and Benefits Committee of the Board (the "Committee") approves compensation objectives and policy for all employees and sets compensation for the Company's executive officers, including the individuals named in the Summary Compensation Table.

  The Committee is comprised entirely of independent outside directors.

Objectives and Policies

  The Committee seeks to ensure that:

  . rewards are closely linked to Company-wide, division, area, team and individual performance;

  . the interests of the Company's employees are aligned with those of its stockholders through potential stock ownership; and

  . compensation and benefits are set at levels that enable the Company to attract and retain the high-quality employees it needs.

  The Committee applies these objectives and policies through the broad and deep availability of performance-based cash incentive opportunities and stock option grants.

  Consistent with these objectives and in keeping with the long-term focus required for the Company's research-based pharmaceutical business, it is the policy of the Committee to make a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value.

  Executive officer compensation programs have both short-term and longer-term components. Short-term components include base salary and annual bonus awards under the stockholder-approved Executive Incentive

Plan ("EIP"). Longer-term components include stock option grants under the stockholder-approved Incentive Stock Plan ("ISP"). Prior to 1995, awards of Performance Shares were made under the Strategic Performance Feature ("SPF"). Those awards provide for payment of stock or cash or a combination thereof at the end of five-year periods, the last of which ended in 1998. Payments in cash are equal to the market value on the payment date of the stock that the cash replaces. Payments are based on the Company's achievement of specified performance targets.

  The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

  Provided that other compensation objectives are met, it is the Committee's intention that executive compensation be deductible for federal income tax purposes.

Base Salary and Bonus

  Executive officer base salary and bonus awards are determined with reference to Company-wide, division, area, team and individual performance for the previous fiscal year, based on a wide range of measures that permit comparisons with competitors' performance and internal targets set before the start of each fiscal year and by comparison to the base salary and bonus award levels of executive officers of other leading healthcare companies.

  Performance measures for 1998 covered operational, strategic and human resources areas. The operational measures were earnings per share growth and sales growth compared to other leading healthcare companies (Abbott Laboratories, American Home Products, Bristol-Myers Squibb, Glaxo Wellcome, Johnson & Johnson, Eli Lilly, Pfizer, Pharmacia & Upjohn, Roche Holding, Schering-Plough, SmithKline Beecham and Warner-Lambert) and the change in the Company's return on operating assets versus the prior year. The strategic measures refer to the Company's communicated goal of being a top-tier growth company by continuing a strong commitment to research, achieving the full potential of managed pharmaceutical care, with particular reference to Merck-Medco, and preserving profitability through productivity in manufacturing. The human resources measures refer to teamwork, respect for the individual, flexibility and agility. These were assessed through a review of Company achievements in fostering a productive work environment and strengthening individual competencies so that the Company can attract, develop and retain employees with the skills, abilities and attitudes to meet business requirements now and in the future. The Company met or exceeded all performance measure targets in 1998. In addition to Company-wide measures of performance, the Committee considered those performance factors particular to each executive officer--i.e., the performance of the division or area for which such officer had management responsibility and individual managerial accomplishments.

  Base salary and bonus award comparisons are made within the healthcare industry using the following United States owned companies as comparisons:
Abbott Laboratories, American Home Products, Bristol-Myers Squibb, Johnson & Johnson, Eli Lilly, Pfizer, Pharmacia & Upjohn, Schering-Plough and Warner-Lambert. Generally, the base salary and bonus award practices of the non-United States owned companies cannot be meaningfully compared with those of the Company since their senior executive officers are based outside the United States and compensation practices differ. The Committee also considers broader industry information that it judges to be appropriate.

  The Committee judged that executive officer salary and bonus compensation for 1998 was consistent with the level of accomplishment and appropriately reflected Company performance, including earnings per share growth, sales growth, return on operating assets and strong progress in research, managed pharmaceutical care, manufacturing productivity and the management of human resources. The Committee relies heavily, but not exclusively, on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies described above to determine base salaries, overall bonus funds and individual bonus awards.

Stock Options

  Within the total number of shares authorized by stockholders, the Committee aims to provide stock option grants broadly and deeply throughout the organization.

  Executive officer stock option grants are based on level of position and individual contribution. The Committee also considers stock option grants previously made and the aggregate of such grants. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria and its general policies. The Company's long-term performance ultimately determines compensation from stock options, since gains from stock option exercises are entirely dependent on the long-term growth of the Company's stock price.

  The Committee expects the CEO to hold 70% and the other executive officers named in the Summary Compensation Table to hold 60% of the shares which may be purchased from the gain on stock option exercise after deducting option price, taxes and transaction costs.

Strategic Performance Feature

  Awards

  No awards were made in 1998 consistent with the Committee's decision to discontinue the SPF in 1995 and to rely on stock option awards as the only long-term incentive. Since 1989, the SPF had allowed for the award of Performance Shares to executive officers based on the level of position. Awards previously made under the SPF, which were for five-year periods, will continue to their term. The last payment that may be made, dependent on Company performance, would be in 1999 for the 1994-1998 Award Period.

  Payments

  In 1998, payments were made for the 1993-1997 Award Period of the SPF. Payments for that period were made in cash or stock.

  For 1993, 1995, 1996 and 1997, the Committee considered two measures: earnings per share growth and return on assets as compared to a group of leading healthcare companies selected in 1993. This group consisted of companies in the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") as of the applicable time period other than the Company and also included Abbott Laboratories, Glaxo Wellcome and SmithKline Beecham. The Company placed third for each of these measures.

  For 1994, the Committee used the measures of net income growth versus a group of leading healthcare companies (as defined in the prior paragraph), return on assets against plan and total stockholder return versus the Standard & Poor's 500 Index. The Company placed fourth for net income growth, met its planned return on assets and placed in the top 80-89th percentile of the Standard & Poor's 500 companies for total stockholder return.

  Overall, the result was payment of 101.3% of target out of a possible payment range from zero to 175%. (See Summary Compensation Table.) The Committee considered the Company's performance under the measures described above and made individual payments using its subjective judgment and discretion.

Compensation of the Chief Executive Officer

  Base Salary and Bonus

  Mr. Gilmartin's base salary and bonus award for 1998 were determined with reference to the same measures used for all executive officers of the Company, including the Company performance measures of earnings per share and sales growth, return on operating assets and continuing strong progress in research, managed pharmaceutical care, manufacturing productivity and the management of human resources. The Company met or exceeded its targets on all Company performance measures. Mr. Gilmartin's base salary for 1998 was $1,100,004, unchanged from 1997. Mr. Gilmartin's bonus award was $1,450,000 for 1998, in comparison to $1,500,000 for 1997. The Committee exercised its subjective judgment and discretion in determining Mr. Gilmartin's base salary and bonus award for 1998.

  Stock Options

  The stock option grant to Mr. Gilmartin in 1998 was determined with reference to the same criteria used for all executive officers of the Company, as described in the "Stock Options" section above.

  Strategic Performance Feature

  Mr. Gilmartin was not eligible for any payment in 1998 under the SPF since he was not employed by the Company at the time the 1993-1997 SPF award was made.

Compensation Analyses and Reviews

  The Company periodically retains outside compensation and benefits consultants to compare base salary and incentive compensation programs for the Company's executive officers with those of other leading healthcare companies (including those in the DJPI) and leading industrial companies to ensure that they are appropriate to the Company's objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers.

                                         Compensation and Benefits Committee

                                              H. Brewster Atwater, Jr.
                                                      Chairman

                                           Lawrence A. Bossidy  William G.
                                                                Bowen

                                           Johnnetta B. Cole    Lloyd C. Elam

                          Summary Compensation Table

                                       Annual Compensation                    Long-Term Compensation
                             ---------------------------------------  ---------------------------------------
                                                                                Awards              Payouts
                                                                      --------------------------- -----------
                                                           Other      Restricted    Securities
                                                           Annual       Stock       Underlying       LTIP      All Other
                                    Salary     Bonus    Compensation  Awards(d)  Options/SARs (e) Payouts (f) Compensation
Name and Principal Position  Year    ($)        ($)         ($)          ($)           (#)            ($)         ($)
---------------------------  ---- ---------- ---------- ------------  ---------- ---------------- ----------- ------------
Raymond V. Gilmartin         1998 $1,100,004 $1,450,000   $    --         --         350,000      $      --      $7,200(g)
 Chairman of the Board,      1997  1,100,004  1,500,000        --         --         350,000             --       7,200(g)
 President and Chief         1996  1,000,000  1,300,000        --         --         300,000             --       6,750(g)
 Executive Officer

Edward M. Scolnick           1998    724,004    815,000        --         --         200,000         864,510      3,600(g)
 Executive Vice              1997    689,004    825,000        --         --         200,000         855,592      3,600(g)
 President, Science          1996    663,000    800,000        --         --         200,000       1,006,698      3,375(g)
 and Technology and
 President, Merck
 Research Laboratories

Judy C. Lewent               1998    475,000    490,000        --         --         140,000         461,042      7,200(g)
 Senior Vice President       1997    443,334    500,000        --         --         140,000         366,998      7,200(g)
 and Chief Financial         1996    410,000    460,000    57,398(a)      --         140,000         419,288      6,750(g)
 Officer

Per G.H. Lofberg             1998    455,778    490,000        --         --         140,000             --       8,632(h)
 President, Merck-           1997    412,778    500,000        --         --         180,000             --       5,992(h)
 Medco Managed Care,         1996    374,460    440,000     2,898(b)      --         140,000             --       2,645(h)
 L.L.C.

Per Wold-Olsen               1998    417,504    490,000        --         --         140,000         288,208      7,200(g)
 President, Human            1997    374,504    250,000     5,900(c)      --         120,000         251,580      7,200(g)
 Health--Europe,             1996    325,668    385,000    20,014(c)      --          90,000         325,528      6,750(g)
 Middle East & Africa

--------
(a) Includes air commuting service of $39,225 and automobile service of $18,173.

(b) Represents compensation received in the form of discount for purchase price of Merck Common Stock paid by the Company which was available to Merck-Medco salaried employees under the Merck-Medco Employee Stock Purchase Plan. Effective December 29, 1996, Merck-Medco employees earning $120,000 or more are no longer eligible to participate in this plan.

(c) Reimbursement of tax liability for relocation expenses.

(d) Aggregate restricted stock holdings as of December 31, 1998, valued at the closing market price at year end, were 50,000 shares with a value of $3,687,500 for Mr. Gilmartin. The number of shares and price have been adjusted to reflect the Company's 2-for-1 stock split on February 16, 1999. Regular dividends on these shares were paid quarterly.

(e) The number of shares has been adjusted to reflect the Company's 2-for-1 stock split on February 16, 1999. No stock appreciation rights were granted to the executive officers named in the Summary Compensation Table.

(f) SPF payouts in 1998 were for services performed during the five-year award cycle 1993-1997; SPF payouts in 1997 were for services performed during the five-year award cycle 1992-1996; SPF payouts in 1996 were for services performed during the five-year award cycle 1991-1995.

(g) Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

(h) Includes Company contributions to the Medco 401(k) Employee Savings Plan of $6,040, $3,400 and $2,123 for 1998, 1997 and 1996, respectively, and imputed income for survivor insurance of $2,592 for each of 1998 and 1997 and $522 for 1996.

  The following table sets forth stock options granted in 1998 to each of the Company's executive officers named in the Summary Compensation Table and stock options granted to all employees as a group. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms for the executive officers named in the Summary Compensation Table and for all employees as a group (assuming their options had ten-year terms) at assumed compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on market price on the date of grant. In addition, all references below to number of shares, stock appreciation rights and price have been adjusted to reflect the Company's 2-for-1 stock split on February 16, 1999.

                     Option/SAR Grants In Last Fiscal Year

                                                                                Potential Realizable Value
                                                                                  at Assumed Annual Rates
                                                                                of Stock Price Appreciation
                                       Individual Grants(a)                         For Option Term(b)
                         ------------------------------------------------ ------------------------------------------
                                             Percent
                                            of Total
                                 Number of  Options/
                                 Securities   SARs
                                 Underlying  Granted
                                  Options/     To     Exercise
                                    SARs    Employees or Base
                         Date of  Granted   in Fiscal  Price   Expiration
          Name            Grant     (#)       Year     ($/Sh)     Date    0% ($)     5% ($)             10% ($)
          ----           ------- ---------- --------- -------- ---------- ------ ---------------    ----------------
Raymond V. Gilmartin.... 2/24/98    350,000    1.03%  $63.9688  2/23/08     --   $    14,080,361    $     35,682,400
Edward M. Scolnick...... 2/24/98    200,000    0.59%   63.9688  2/23/08     --         8,045,921          20,389,943
Judy C. Lewent.......... 2/24/98    140,000    0.41%   63.9688  2/23/08     --         5,632,144          14,272,960
Per G.H. Lofberg........ 2/24/98    140,000    0.41%   63.9688  2/23/08     --         5,632,144          14,272,960
Per Wold-Olsen.......... 2/24/98    140,000    0.41%   63.9688  2/23/08     --         5,632,144          14,272,960

All Employees as a
 Group..................   (c)   34,107,626  100.00%    (c)       (c)       --   $ 1,367,377,553(d) $  3,465,203,188(d)

                               ----------------

                                                                            0%         5%                 10%
                                                                          ------ ---------------    ----------------
Total potential stock price appreciation from February 24, 1998 to
 February 23, 2008 for all stockholders at assumed rates of stock price
 appreciation(e).........................................................   --   $94,960,069,437    $240,647,460,214
Potential actual realizable value of options granted to all employees, assuming ten-year option terms, as a percentage of total potential stock price appreciation from February 24, 1998 to February 23, 2008 for all
 stockholders at assumed rates of stock price appreciation...............   --        1.44%              1.44%

--------
(a) Options granted under the ISP to the Company's executive officers named in the Summary Compensation Table are first exercisable five years from date of grant and include a transferable stock option feature that allows the transfer of stock options to immediate family members, family partnerships and family trusts. The Company did not issue stock appreciation rights in 1998 to any of the executive officers named in the Summary Compensation Table.

(b) These amounts, based on assumed appreciation rates of 0% and the 5% and 10% rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(c) Options and stock appreciation rights were granted under the Company's stock option programs throughout 1998 with various vesting schedules and expiration dates through the year 2008. The average exercise price of all options granted to employees in 1998 is $63.7469.

(d) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(e) Based on a split-adjusted price of $63.9688 on February 24, 1998, and a split-adjusted total of 2,360,452,552 shares of Common Stock outstanding.

  The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 1998 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1998 and the aggregate gains that would have been realized had these options been exercised on December 31, 1998, even though these options were not exercised and the unexercisable options could not have been exercised on December 31, 1998.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                        Number of Securities    Value of Unexercised In-
                                                       Underlying Unexercised             The-
                                                         Options/SARs at FY-      Money Options/SARs at
                         Shares Acquired    Value            End (c) (#)         Fiscal Year End (d) ($)
                         On Exercise (a) Realized (b) ------------------------- -------------------------
          Name                 (#)           ($)      Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ------------ ----------- ------------- ----------- -------------
Raymond V. Gilmartin....        --        $     --         --       2,360,000   $      --   $101,596,025
Edward M. Scolnick......        --              --      221,200       980,000    12,138,525   35,615,050
Judy C. Lewent..........     14,475        1,573,642    337,650       660,000    18,388,734   23,495,660
Per G.H. Lofberg........        --              --      339,508       803,334    20,269,704   30,842,574
Per Wold-Olsen..........      6,825          706,716    135,000       503,000     7,413,624   16,268,723

--------
(a) Reflects pre-split number of shares.

(b) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(c) Adjusted to reflect the Company's 2-for-1 stock split on February 16, 1999.

(d) Market value of shares covered by in-the-money options on December 31, 1998, less split-adjusted option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

  The Long-Term Incentive Plans--Awards in Last Fiscal Year table has been eliminated since no SPF Performance Share Awards, or other Long-Term Incentive Plan awards, were made by the Company in 1998.

Annual Benefits Payable Under Merck & Co., Inc. Retirement Plans

  Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which (i) multiplies (a) the participant's final average compensation (as defined in the plans) by (b) a multiplier of 2% for years of credited service (as defined in the plans) earned prior to July 1, 1995 and a multiplier of 1.6% for years of credited service earned after that date (total credited service not to exceed 35 years) and then (ii) subtracts 1.6% of the participant's Social Security benefits (not to exceed 50% of the primary Social Security benefit).

  The following tables set forth the estimated annual benefits payable using the 1.6% and 2% multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income and without regard to the Social Security offset. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table
2) to those which could be earned after that date (Table 1).

                              Pension Plan Tables

                             Table 1: 1.6% Formula

      Remuneration
    (Average Pension
      Compensation
     During Highest
 Five Consecutive Years
         in the                         Years of Service
 Last Ten Years Before   (Estimated Annual Retirement Benefits For Years
      Retirement)              of Credited Service Shown Below)(a)
 ---------------------- -------------------------------------------------
                           15       20       25         30         35
                        -------- -------- --------- ---------- ----------
 $  800,000.............$192,000.$256,000 $ 320,000 $  384,000 $  448,000
  1,000,000..............240,000  320,000   400,000    480,000    560,000
  1,200,000..............288,000  384,000   480,000    576,000    672,000
  1,400,000..............336,000  448,000   560,000    672,000    784,000
  1,600,000..............384,000  512,000   640,000    768,000    896,000
  1,800,000..............432,000  576,000   720,000    864,000  1,008,000
  2,000,000..............480,000  640,000   800,000    960,000  1,120,000
  2,200,000..............528,000  704,000   880,000  1,056,000  1,232,000
  2,400,000..............576,000  768,000   960,000  1,152,000  1,344,000
  2,600,000..............624,000  832,000 1,040,000  1,248,000  1,456,000
  2,800,000..............672,000  896,000 1,120,000  1,344,000  1,568,000
  3,000,000..............720,000  960,000 1,200,000  1,440,000  1,680,000

                            Table 2: 2% Formula(b)

         Remuneration
       (Average Pension
         Compensation
        During Highest
    Five Consecutive Years            Years of Service
            in the          (Estimated Annual Retirement Benefits
    Last Ten Years Before                 For Years
         Retirement)         of Credited Service Shown Below)(a)
    ---------------------- ---------------------------------------
                              10       15        20         25
                           -------- -------- ---------- ----------
   $  800,000..............$160,000 $240,000 $  320,000 $  400,000
    1,000,000.............. 200,000  300,000    400,000    500,000
    1,200,000.............. 240,000  360,000    480,000    600,000
    1,400,000.............. 280,000  420,000    560,000    700,000
    1,600,000.............. 320,000  480,000    640,000    800,000
    1,800,000.............. 360,000  540,000    720,000    900,000
    2,000,000.............. 400,000  600,000    800,000  1,000,000
    2,200,000.............. 440,000  660,000    880,000  1,100,000
    2,400,000.............. 480,000  720,000    960,000  1,200,000
    2,600,000.............. 520,000  780,000  1,040,000  1,300,000
    2,800,000.............. 560,000  840,000  1,120,000  1,400,000
    3,000,000.............. 600,000  900,000  1,200,000  1,500,000

--------
(a) Benefits shown are exclusive of the Social Security offset provided for by the benefit formula.

(b) Credited service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2% multiplier) by the executive officers named in the Summary Compensation Table other than Mr. Gilmartin and Mr. Lofberg. Mr. Gilmartin earned 1.0 years prior to July 1, 1995. Mr. Lofberg does not participate in the Retirement Plan for Salaried Employees but participates in the Medco Retirement Plan described below.

  Years of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan as of July 1, 1995 and December 31, 1998, respectively, are: Dr. Scolnick--13 years and 16.5 years; Ms. Lewent--15 years and 18.5 years; Mr. Wold-Olsen--21.5 years and 25 years. In addition, if these individuals retire from service with the Company at age 65 and with less than 35 years of actual credited service, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives, described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. As of July 1, 1995 and December 31, 1998, Mr. Gilmartin had 1.0 and 4.5 years, respectively, of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan and was credited with 28 years of credited service under the Supplemental Retirement Plan, as provided in and subject to the employment agreement described below.

  For purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, pension compensation for a particular year, as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 1998 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 1998 for services in 1997 rather than the EIP bonus awards paid in 1999 for services in 1998. Pension compensation in 1998 was $2,600,004 for Mr. Gilmartin; $1,549,004 for Dr. Scolnick; $975,000 for Ms. Lewent and $667,504 for Mr. Wold-Olsen.

  The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the "primary plans") maintained by the Company and its subsidiaries as follows: (1) benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code, (2) benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans ("supplemental benefit"), (3) a minimum annual aggregate benefit under this Plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company's Corporate Policy on Executive Retirement (which includes all the named executive officers in the Summary Compensation Table), reduced in the event of retirement or death prior to normal retirement date and (4) for employees who have occupied such executive or high policymaking positions and who do not have 35 years of credited service, an enhanced benefit payable upon retirement at age 65 (unless consent of the Compensation and Benefits Committee of the Board is obtained for payment upon early retirement, death or disability prior to age
65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued during, or prior to attainment of, the designated position (up to the 35-year total) less (i) the minimum benefit, where applicable, or the supplemental benefit, (ii) the primary plan benefit and
(iii) any retirement benefit payable from a plan not sponsored by the Company. The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

Annual Benefit Payable Under Medco Retirement Plan

  Mr. Lofberg participates in the Medco Retirement Plan, a defined benefit plan. His retirement income is determined in accordance with the following formula: For each calendar year ("Plan Year"), the accrued benefit of each participant who completes at least 1,000 hours of service in such Plan Year is increased by an amount equal to the sum of (i) 250/1535 of 1% of the participant's compensation, as defined in the Medco Retirement Plan, and (ii) the amount of credited interest calculated for such Plan Year on the basis of the participant's accrued benefit stated as a lump sum value as of January 1 of such Plan Year. A participant vests in 20% of such participant's accrued benefit after the completion of three years of service, with the remainder vesting 20% upon completion of each year of service thereafter. The estimated annual retirement income payable as a single life annuity commencing at normal retirement age for Mr. Lofberg is $25,752. The Medco Retirement Plan does not provide for an offset for Social Security benefits.

Compensation Committee Interlocks and Insider Participation

  H. Brewster Atwater, Jr., Lawrence A. Bossidy, William G. Bowen, Johnnetta
B. Cole and Lloyd C. Elam served on the Compensation and Benefits Committee during 1998. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 1998.

Employment Contracts and Arrangements

  As of June 9, 1994, the Company and Mr. Gilmartin entered into an employment agreement (the "Agreement") under which Mr. Gilmartin serves as President, Chief Executive Officer, Director and Chairman of the Board of Directors of the Company. The Agreement provides that Mr. Gilmartin will be paid a base salary of $1.0 million per year (or such higher salary as the Board may from time-to-time determine), and that he will be eligible for annual bonus awards under the Company's Executive Incentive Plan or any successor plan.

  In recognition of the forfeiture by Mr. Gilmartin of common stock ownership rights provided by his previous employer, on June 16, 1994 Mr. Gilmartin was granted 50,000 shares of restricted Company Common Stock (which will remain restricted until June 16, 1999). In addition, Mr. Gilmartin was granted options under the Company's ISP to acquire 1,000,000 shares of the Company's Common Stock on June 16, 1994 and 360,000 shares on February 28, 1995 at the market price of the Company's Common Stock on the date of grant as determined under the ISP. (In all cases, the number of shares has been adjusted to reflect the Company's 2-for-1 stock split on February 16, 1999.) Both grants become exercisable on the fifth anniversary of the date of grant and expire on the tenth anniversary of the date of grant. Subsequent annual stock option grants are as determined by the Board of Directors.

  Pursuant to the Agreement, Mr. Gilmartin participates in the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Supplemental Retirement Plan. In determining benefits payable under such Plans, Mr. Gilmartin's credited service will equal his credited service with the Company plus 28 years, and the percentage multiple used in the formula for benefit calculation will be 1.6%. Benefits payable under the Company plans will be net of retirement benefits payable by Mr. Gilmartin's previous employer.

  If Mr. Gilmartin's employment is terminated by the Company without "Gross Cause" or by Mr. Gilmartin with "Good Cause," the restricted stock and stock options issued on June 16, 1994 will immediately become exercisable and, for a period of two years from the date of termination, Mr. Gilmartin will be entitled to receive his cash compensation under the Agreement, he will accrue additional retirement benefits and his other stock options will become exercisable on their original vesting dates. If Mr. Gilmartin's employment is terminated by the Company for "Gross Cause" or is terminated by Mr. Gilmartin without "Good Cause," he will forfeit any restricted stock and unvested stock options and all cash compensation will cease.

  "Gross Cause" is defined as (i) employee's conviction of a felony or (ii) employee's willful gross neglect or willful gross misconduct in carrying out employee's duties resulting, in either case, in material economic harm to the Company, unless employee believed in good faith that such act or non-act was in the best interests of the Company. "Good Cause" is defined as termination of employee's employment at the initiative of employee within six months following (i) any act or failure to act by the Board of Directors which would cause employee (A) to be removed from the office of President and Chief Executive Officer or the office of Chairman of the Board of Directors on a date earlier than October 31, 1999, or (B) to not be nominated for election as a director by the stockholders of the Company at any meeting of stockholders of the Company held for that purpose on a date earlier than October 31, 1999;
(ii) any significant diminution in the powers, responsibilities and authorities described in the Agreement without the consent of employee; (iii) the failure of the Company to obtain in writing the assumption of its obligation to perform the Agreement by any successor, prior to or concurrent with a merger, consolidation, sale or similar transaction; and (iv) any material breach of the Agreement by the Company which is unremedied after notice by employee.

  The Agreement terminates on October 31, 1999. Mr. Gilmartin will continue to serve in his capacity as President, Chief Executive Officer, Director and Chairman of the Board of Directors of the Company after the expiration of the Agreement.

  As of May 24, 1996, the Company and Per G. H. Lofberg entered into a letter agreement with respect to the terms of Mr. Lofberg's employment (the "Letter Agreement"). The Letter Agreement terminated, in most respects, Mr. Lofberg's employment agreement dated as of April 1, 1993, as amended on July 27, 1993. The Letter Agreement sets forth exercise periods post-termination for certain stock options that vested in 1996 and

1997 in the event that Mr. Lofberg's employment with the Company terminates after June 1, 1996. Any stock options granted by the Company to Mr. Lofberg after November 18, 1993 shall terminate upon the termination of Mr. Lofberg's employment if such stock options have not vested prior to the date of termination. Additionally, the Letter Agreement provides for the immediate forfeiture of all stock options in the event of a breach of certain covenants, including covenants addressing proprietary information and noncompetition.

Performance Graph

  The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") and the Standard & Poor's 500 Index ("S&P 500 Index") for the five years ending December 31, 1998. Amounts below have been rounded to the nearest dollar or percent.

               Comparison of Five-Year Cumulative Total Return*
      Merck & Co., Inc., Dow Jones Pharmaceutical Index and S&P 500 Index

                                                                Period 1998/1993
                                                                Value   CAGR**
                                                                ------ ---------
      Merck....................................................  $480      37%
      DJPI.....................................................   544      40
      S&P 500..................................................   294      24

                                    [GRAPH]
-----------------------------------------------------------------------------
                1993       1994       1995       1996      1997      1998
-----------------------------------------------------------------------------
 MERCK         100.00     114.86     202.57     251.09    340.27    480.49
-----------------------------------------------------------------------------
 DJPI          100.00     114.53     187.51     235.60    366.00    544.29
-----------------------------------------------------------------------------
 S&P 500       100.00     101.37     139.33     171.24    228.35    293.60
-----------------------------------------------------------------------------

--------
*Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

** Compound Annual Growth Rate.

       2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of its Audit Committee, composed of independent members of the Board, has appointed Arthur Andersen LLP as independent public accountants of the Company with respect to its operations for the year 1999, subject to ratification by the holders of Common Stock of the Company. In taking this action, the members of the Board and the Audit Committee considered carefully Arthur Andersen LLP's performance for the Company in that capacity since its original retention in 1971, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

  There will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interest of the stockholders. If the appointment of Arthur Andersen LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

  The Board of Directors recommends a vote FOR this proposal.

        3. STOCKHOLDER PROPOSAL CONCERNING ANNUAL ELECTION OF DIRECTORS

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 450 shares of Common Stock of the Company (after giving effect to the 2-for-1 stock split on February 16, 1999), has given notice that she intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the shareholders of Merck recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

    "REASONS: Until recently, directors of Merck were elected annually by all shareholders.

    "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

    "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

    "Last year the owners of 359,145,389 shares, representing approximately 46.3% of shares voting, voted FOR this proposal.

    "If you AGREE, please mark your proxy FOR this resolution."

Board of Directors' Statement in Opposition to the Resolution

  Similar proposals have been submitted at 11 of the last 12 Annual Meetings of Stockholders and have been defeated on each occasion. The Board of Directors continues to believe that this proposal is not in the best interest of the Company or its stockholders.

  The Company's current system for electing directors, with the Board divided into three classes of directors serving staggered three-year terms, was adopted by the Company's stockholders in 1985 by an affirmative vote of 79%.

  The Board continues to believe that the staggered system of electing directors provides important benefits to the Company:

  . The staggered system helps assure continuity and stability of the Company's business strategies and policies. Since at least two stockholders' meetings will be required to effect a change in control of the Board, a majority of directors at any given time will have prior experience as directors of the Company. This is particularly important to a research-based organization such as the Company, where product development often requires many years.

  . In the event of any unfriendly or unsolicited proposal to take over or restructure the Company, the staggered system would permit the Company time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

  In addition, the Board believes that directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. The directors have fiduciary duties that do not depend on how often they are elected.

  As part of the 1985 amendment to the Company's Restated Certificate of Incorporation (the "Charter") to provide for the current staggered system of electing directors, the stockholders also approved a requirement that any change in the provisions of the amendment be approved by the holders of shares of stock of the Company representing at least 80% of the votes entitled to be cast generally for the election of directors. This stockholder resolution does not propose an amendment to the Charter but, instead, seeks to have the Board take any necessary steps to return to annual election of directors. Thus, the proposal's approval by stockholders would not itself reestablish annual election of directors but would require the Board to submit a Charter amendment for action by stockholders at the 2000 Annual Meeting and an 80% stockholder vote would be necessary for approval.

  The Board believes this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

       4. STOCKHOLDER PROPOSAL CONCERNING BONUSES FOR EXECUTIVE OFFICERS

  Fred and Mazie Wilson, 3011 Miles Drive, Edmond, Oklahoma 73034, owners of 200 shares of Common Stock of the Company (without giving effect to the 2-for-1 stock split on February 16, 1999), have given notice that they intend to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That all bonuses be voted on by the share holders and limited to 10% of the annual salaries of the executive officers [sic] compensations. The executive officers are identified as those filling the positions as follows:

    1. Chairman, President, and Chief Executive Officer

    2. President

    3. Executive Vice Chairman and President (Science & tech) and Pres Merck Research Labs

    4. Senior Vice Pres and Chief Financial Officer

    5. President Merck-Medco Managed Care

    6. President, Human Health--Americas

    "REASONS: It is my opinion that the executive officers are grossly overpaid. I believe that any man can live very comfortably on a lot less than what the executive officers are currently being paid. These executives are not unique; as they all have great staffs and/or assistants at their disposal to advise them in all their decision making. It is therefore my opinion that the executives are not justified in receiving the unusually large bonuses which are apparently spontaneously awarded by the Board of Directors. It seems that the fine salaries should be sufficient justification and incentive for doing a good job."

Board of Directors' Statement in Opposition to the Resolution

  The Company's compensation policies with respect to executive officers and employees are approved by the Compensation and Benefits Committee of the Board, which is comprised entirely of non-employee directors. The objectives and policies governing the amount of compensation that employees receive are highly dependent on the Company's performance and the performance of its stock. The requirement that all bonuses to be paid to certain executive officers be limited to 10% of their respective annual salaries and be submitted for stockholder approval would substitute an arbitrary standard for the performance-based criteria currently employed.

  Moreover, the compensation of the Company's executive officers is within a range of compensation offered by comparable companies. The Company periodically retains outside compensation and benefit consultants to ensure that its compensation and benefit programs are competitive with those of other leading healthcare and industrial companies.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

         5. STOCKHOLDER PROPOSAL CONCERNING NOMINATION OF A WAGE-ROLL
                      EMPLOYEE TO THE BOARD OF DIRECTORS

  Mr. Kenneth Burrows, 2746 Pala Dura Drive, Henderson, Nevada 89014, owner of 110 shares of Common Stock of the Company (without giving effect to the 2-for-1 stock split on February 16, 1999), has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the stockholders of Merck and Co., Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors give consideration to taking the necessary steps to require that a Merck wage-roll employee who is currently serving as a representative of employees at his or her work location be nominated for election to the Board of Directors.

    "STOCKHOLDERS' STATEMENT: At this time, the Board is composed of thirteen individuals who have the following qualifications and experience:

    -- two executives of Merck

    -- retired chief executives of a cereal company, an information systems company, a mining company and an investment banking firm

    -- the chief executive officers of a manufacturing company, a health care company and a university medical center

    -- the president of a philanthropic organization

    -- a former college president

    -- a professor of psychiatry

    -- a health care consultant

    "I believe it would be of great benefit to Merck for a wage-roll Merck employee who is currently serving as a representative of workers at his or her site, to serve on the Board of Directors. At this time, the majority of Merck's wage-roll employees have already elected employee representatives. Furthermore, the majority of such represented wage-roll employees are stockholders and a near-majority are routinely granted Merck stock options. A wage-roll employee who has spent years working in a company facility, who as an employee representative has listened first hand to employees, learning what motivates them positively and negatively, would provide the Board with knowledge and insight that is not now present on the Board. Moreover, such an addition to the Board would be viewed by wage-roll employees, who comprise the vast majority of the Merck workforce, as a sincere effort by Merck to recognize and understand their concerns. In the 1996 Annual Report to Shareholders, Merck speaks of a `fundamental belief that long-term business goals goes [sic] hand in hand with employee satisfaction.' Some important long-term goals have evidently not been met. Over the period 1993-1998, the cumulative total shareholder return for Merck has lagged behind the Dow Jones Pharmaceutical Index by 9 percent. To reach the Company's long term goals, it is thus necessary that the wage-roll employees' voice be present at the highest decision making level of the Company. For all of the above reasons, such an individual would not only bring a unique and valuable perspective to the Board, but would, at the same time represent the interests of all stockholders as opposed to those of any particular constituency."

Board of Directors' Statement in Opposition to the Resolution

  The Board of Directors believes that each director should represent all stockholders and has long been opposed to electing a director to represent a particular point of view or particular constituency other than stockholders as a whole.

  It is important to the Board that its members possess a breadth of experience, insight and knowledge to exercise independent judgment in carrying out its responsibilities for broad corporate policy and the overall performance of the Company. When it reviews potential nominees to recommend to the Board, the Committee on Directors considers a wide range of criteria, which will vary over time depending on the needs of the Board.

  In the Board's view, the interests of all stockholders are best served when the Committee on Directors and the Board are able to exercise discretion to consider potential qualified nominees who will bring broad experience, skills and perspectives to bear on the Company's efforts to achieve continued business success and increase stockholder value.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock.

  Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and directors were complied with during the 1998 fiscal year.

          DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  If a shareholder notifies the Company after February 1, 2000 of an intent to present a proposal at the Company's 2000 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Stockholder proposals to be presented at the 2000 Annual Meeting must be received by the Company on or before November 18, 1999 for inclusion in the proxy statement and proxy card relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

                                       Merck & Co., Inc.

March 18, 1999

                            [LOGO] MERCK
                                   Merck & Co, Inc.

[LOGO] MERCK

                            YOUR VOTE IS IMPORTANT
                         VOTE BY TELEPHONE/INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK

     VOTE BY PHONE:     Call TOLL-FREE On a Touch-Tone telephone 1-888-297-9639.
                        There is no charge to you for this call. You will be asked to enter the number located in the box marked "Control Number."

                        OPTION A: To vote as the Board of Directors recommends on ALL items, press 1.
                        OPTION B: If you choose to vote on each item separately, press 0.

                        Item 1:      To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                        Items 2-5:   To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.
                                     When Asked, You Must Confirm Your Vote By Pressing 1.

     VOTE BY INTERNET:  The Web Address is:   http://www.proxyvoting.com/merck
                        Follow the instructions that appear on your computer screen. You will be asked to enter the number located in the box marked "Control Number."

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 8:00 A.M. ON APRIL 27, 1999.


                                                     ___________________________
                                                     |      CONTROL NUMBER FOR |
                                                     |TELEPHONE/INTERNET VOTING|
                                                     ___________________________


 - DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET -
________________________________________________________________________________

                                                                      Proxy Card

The Board of Directors recommends a vote FOR Items 1 and 2.

1. Election of Directors - The Board of Directors recommends a vote FOR the nominees listed below:

Nominees: 01 - Carleton S. Fiorina(*)      02 - H. Brewster Atwater, Jr.(**)
          03 - Raymond V. Gilmartin(**)    04 - Edward M. Scolnick, M.D.(**)
          05 - Samuel O. Thier, M.D.(**)   06 - Dennis Weatherstone(**)

          (*)Term expiring 2001    (**)Term expiring 2002


      FOR all               WITHHOLD AUTHORITY
  nominees listed     to vote for all nominees listed       EXCEPTIONS
        [_]                        [_]                         [_]

To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.

Exceptions____________________________________________________________________

To cumulate votes as to a particular nominee(s) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate______________________________________________________________________

2. Ratification of Appointment of                       FOR   AGAINST   ABSTAIN
   Independent Public Accountants                       [_]     [_]       [_]


_____________________________________________________________________________
The Board of Directors recommends a vote AGAINST Items 3, 4 and 5.


3. Stockholder Proposal Concerning                      FOR   AGAINST   ABSTAIN
   Annual Election of Directors                         [_]     [_]       [_]

4. Stockholder Proposal Concerning Bonuses for          FOR   AGAINST   ABSTAIN
   Executive Officers                                   [_]     [_]       [_]

5. Stockholder Proposal Concerning Nomination of        FOR   AGAINST   ABSTAIN
   Wage-Roll Employee to the Board of Directors         [_]     [_]       [_]


I do not wish to
receive an Annual
Report for this     [_]
account at this
address.

I plan to attend
the Annual          [_]
Meeting.


     Please sign exactly as name or names appear on this Proxy Card. When signing as attorney, executor, administrator, trustee, custodian or guardian, give full title. If there is more than one named stockholder, all should sign unless evidence of authority to sign on behalf of others is attached.



                   Dated:______________________, 19________

                   ________________________________________
                           Signature of Stockholder

                   ________________________________________
                           Signature of Stockholder



Please complete, sign, date and return the proxy card promptly using the enclosed envelope.

[LOGO] MERCK


                               ADMISSION TICKET
                        Annual Meeting of Stockholders
                      Tuesday, April 27, 1999, 2:00 p.m.
             Edward Nash Theatre, Raritan Valley Community College
             Route 28 and Lamington Road, North Branch, New Jersey


                              [MAP APPEARS HERE]




Follow Raritan Valley Community College signs at Exit 26 of Route 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5 which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the theatre will be available.

          This ticket admits the named Stockholder(s) and one guest.

--------------------------------------------------------------------------------

[LOGO] MERCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RAYMOND V. GILMARTIN, MARY M. McDONALD and CELIA
A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., Inc. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 27, 1999, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the proxy statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR proposals 1 and 2 and AGAINST proposals 3, 4 and 5.

         (Continued, and to be signed and dated on the reverse side.)